Exhibit 10.2

February 15, 2012

Jeff Clarke

Re: Service as Non-Executive Chairman of Travelport Boards of Directors

Dear Jeff:

This Letter will set forth the terms of your service as Non-Executive Chairman on the Boards of Directors (collectively, the “Boards”) of TDS Investor (Cayman) G.P. Ltd. (“TDS Cayman”), Travelport Intermediate Limited (“Travelport Intermediate”), Travelport Worldwide Limited (“Travelport Worldwide”), Travelport Holdings Limited (“Travelport Holdings”) and Travelport Limited (“Travelport Limited”), (TDS Cayman, Travelport Intermediate, Travelport Worldwide, Travelport Holdings and Travelport Limited, collectively “Travelport” or the “Company”), effective February 15, 2012 (the “Effective Date”) or such later date as set forth in the relevant approvals. For the avoidance of doubt, your current service on the Boards shall continue through the Effective Date.

Term. You have agreed to serve on the Boards on the terms set forth herein. Unless earlier terminated in accordance with this Letter, this arrangement shall be until February 15, 2013, but shall automatically renew on a yearly basis thereafter until terminated by you or the Company pursuant to the terms set forth in this Letter.

Fees. We anticipate that you will spend one day per week on work for the Company; provided, however, that it is agreed that such services under this Letter shall not exceed 20% of the average level of services performed by you to the Company during the 36-month period immediately preceeding the termination of your employment with Travelport Limited. Your duties will include attending meetings of the Boards and any committees thereof as well as other duties normally required of a non-executive chairman, as will be discussed with you in more detail. You will be entitled, during the period of your appointment commencing on the Effective Date, to a fee for your services as a Non-Executive Chairman as determined by the shareholders in accordance with the bye-laws of the Company from time to time (the “Fee”). The annual Fee is $250,000 as of the Effective Date (subject to change in accordance with the provisions of this letter agreement), to be paid quarterly in arrears by Travelport Limited or one of its subsidiaries. You will receive a pro-rata fee for the first quarter of 2012, i.e. from the Effective Date to March 31, 2012. The Fee will be reviewed as determined in accordance with the constitutional documents of the Company from time to time. This Letter, and the Fee under it, shall also cover your service as a member of the Audit, Compensation and Executive Committee of Travelport Limited. You are also eligible for an annual bonus of up to 100% of the annual Fee based on the Company’s performance, the actual amount of which shall be determined in the sole discretion of the Board of Travelport Limited. This annual bonus will be pro-rated for 2012 beginning on the Effective Date.

Independent Contractor. You acknowledge and agree that you will be an independent contractor and not an employee of the Company or their affiliates. The Company and their affiliates shall provide no worker’s compensation, health or accident insurance to cover you. The Company and their affiliates shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

Prior Agreements; Other Agreements. You represent and affirm that you do not have any non-competition, confidentiality, restrictive covenant or other similar agreement or contract that will or may restrict or limit in any way your ability to perform the duties on the Boards. For the avoidance of doubt, this letter does not amend or replace the February 14, 2012 Agreement and General Release among you, Travelport Limited and Travelport, LP or the definitive documentation regarding your equity holdings in TDS Investor (Cayman) L.P. and Travelport Worldwide, which remain in full force and effect as written.

Expenses; Equipment; Office Space. Travelport Limited or one if its subsidiaries shall reimburse you for all reasonable and properly documented expenses that you incur in performing your duties pursuant to this Letter. In addition, during your term as Non-Executive Chairman, Travelport will provide you with suitable administrative support and equipment (e.g. laptop and related equipment). Upon the Effective Date, the Company or one of its subsidiaries will pay for 25% of the cost of the lease payment for its San Francisco, California office through the end of its remaining term (without extensions), i.e. October 31, 2012, during which time you will have full use of all equipment in such office at no additional cost to you. You will be responsible for the remaining 75% of such cost through October 31, 2012.

Termination. In the event that your services on the Boards are no longer needed, you will be notified by us in writing of the date on which your appointments will terminate (the “Termination Date”). In the event of a notification of a Termination Date, Travelport Limited or one of its subsidiaries shall pay you any pro-rata fee for the period up to the Termination Date, plus any unpaid fee for the prior quarter of service. You may terminate your appointment by notifying the Company in writing of the date will cease to be a director on the Boards (also the “Termination Date”), in which case Travelport Limited or one of its subsidiaries shall pay you any pro-rata fee for the period up to the Termination Date, plus any unpaid fee for the prior quarter of service. In the event of a termination by you or the Company, Travelport Limited or one of its subsidiaries shall also reimburse you for all reasonable and properly documented expenses that you have incurred in performing your duties pursuant to this Letter through the Termination Date. By the Termination Date or immediately thereafter, you will return all property and records of the Company and their affiliates, whether electronic or paper based and including without limitation any copies thereof, to the Company.

Corporate Governance. You acknowledge and agree that the powers and duties of a Director of the Company are set out in the Company’s bye-laws or articles, as the case may be, and are also imposed by applicable law and that apart from his statutory duties, the Director is also subject to a fiduciary duty to exercise his powers in good faith and in a manner most likely to promote the best interests of the Company. You will also be required to avoid conflicts of interest during your services to the Company and to adhere to Travelport’s Securities Trading Policy.

If you agree with the terms of this Letter, please would you countersign below the enclosed copy of this Letter and return it to me to indicate your agreement with this Letter. Please do not hesitate to contact me with any questions or if I may assist you in any way.

Very truly yours,

TDS Investor (Cayman) G.P. Ltd.

/s/ Eric J. Bock
By:	Eric J. Bock
Its: Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Travelport Intermediate Limited

/s/ Eric J. Bock
By:	Eric J. Bock
Its: Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Travelport Worldwide Limited

/s/ Eric J. Bock
By:	Eric J. Bock
Its: Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Travelport Holdings Limited

/s/ Eric J. Bock
By:	Eric J. Bock
Its: Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Travelport Limited

/s/ Eric J. Bock
By:	Eric J. Bock
Its: Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Acknowledged and agreed:

/s/ Jeff Clarke
Jeff Clarke
Date: 2/15/12

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